UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 31, 2003

WAVE SYSTEMS CORP.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24752	13-3477246
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street, Lee, Massachusetts 01238

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code  (413) 243-1600

Item 12. Results of Operational Condition.

On March 31, 2003, Wave Systems Corp. announced results for its fourth quarter and year ended December 31, 2002 and highlighted recent corporate developments.  This announcement was made via a conference call, webcast and press release, entitled “Wave Systems Reports 2002 Results and Recent Accomplishments.”  Included in the press release were non-GAAP finanial measures of Wave’s earnings for the three month periods and years ended December 31, 2002 and December 31, 2001.  The following table reconciles Wave’s GAAP basis results to the non-GAAP results, both of which were presented in the press release:

	For the three months ended		For the Years ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
GAAP Basis net loss	$(9,886)	$(11,744)	$(43,467)	$(48,701)
Goodwill amortization	—	—	—	1,720
Restructuring Costs and other Special Charges	—	—	726	—
Write off of Goodwill	—	2,285	—	2,285
Write off of Intangibles and other Assets	—	—	1,571	1,762
Equity in losses of Global Wave	—	—	—	2,332
Gain on termination of development contract with SSP Solutions, Inc.	—	—	(1,818)	—
Loss on officer note receivable	999	—	999	—
Loss on other than temporary decline of marketable equity securities	2,236	1,737	11,513	1,737
Non-GAAP presentation	$(6,651)	$(7,722)	$(30,476)	$(38,865)

Management beleives that the presentation of the non-GAAP financial measures provides useful information to investors regarding Wave’s results of operations because (i) presenting the information in such a way identifies significant transctions that occur other than in the normal course of business and shows the impact that these items have on the GAAP basis results, thereby giving investors a better understanding of the results; and (ii) it reports to the investor, Wave’s results from operations from activities conducted in the normal course of business (that is, excluding items not incurred in the ordinary course), so that the investor better understands the current “run rate” of Wave’s expenditures.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

Exhibit 99.1	Press release, dated March 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE SYSTEMS CORP.

By:	/s/ Steven Sprague
Steven Sprague
Chief Executive Officer

Dated:  April 7, 2003

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press release, dated March 31, 2003.